EXHIBIT 99.1

Bar Harbor Bankshares Increases Quarterly Cash Dividend

Bar Harbor, Maine (October 25, 2016) – Bar Harbor Bankshares (NYSE MKT: BHB), today announced that its Board of Directors declared at its October 25, 2016 meeting, a quarterly cash dividend of 28.0 cents per share of common stock, representing an increase of 0.5 cents, or 1.8%, compared with the prior quarter and an increase of 2.0 cents or 7.7% compared with the fourth quarter of 2015.  The quarterly cash dividend is payable to all shareholders of record as of the close of business November 14, 2016 and will be paid on December 15, 2016.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fourteen branch office locations serving downeast, midcoast, and central Maine.

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